SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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HYPERTENSION DIAGNOSTICS, INC.
(Name of Registrant as Specified in Its Charter)

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HYPERTENSION DIAGNOSTICS, INC.
2915 Waters Road, Suite 108
Eagan, Minnesota 55121-1562

     , 2003

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders. This meeting will be held on      ,          , 2003 at 10:00 a.m., local time, at our offices located at 2915 Waters Road, Suite 108, Eagan, Minnesota. Details concerning the meeting are presented in the Notice of Annual Meeting of Shareholders and Information Statement which follow.

Sincerely,

Mark N. Schwartz Chairman of the Board of Directors and Chief Executive Officer

Eagan, Minnesota , 2003

___________________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
_______________, 2003
___________________________________________________

     Notice is hereby given that the Annual Meeting of Shareholders of Hypertension Diagnostics, Inc. (the “Company”) will be held at our offices located at 2915 Waters Road, Suite 108, Eagan, Minnesota, on      ,            , 2003 at 10:00 a.m., local time, for the following purposes:

Proposal 1.	To elect (a) two directors to serve as Class I directors, each to hold office for a term of two years or until a successor has been elected, (b) two directors to serve as Class II directors, each to hold office for a term of three years or until a successor has been elected, and (c) one director to serve as a Class III director, to hold office for a term of one year or until a successor has been elected.

Proposal 2:	To amend the Articles of Incorporation to increase the total number of authorized shares of common stock from 25,000,000 to 150,000,000.

Proposal 3:	To approve the 2003 Stock Plan.

Proposal 4:	To approve the appointment of as independent auditors of the Company for the fiscal year ending June 30, 2004.

Proposal 5:	To transact any other business as may properly come before the Annual Meeting or any adjournment(s).

     Shareholders of record at the close of business on      , 2003 will be entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Mark N. Schwartz Chairman of the Board of Directors and Chief Executive Officer

Eagan, Minnesota , 2003

GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CHANGE OF CONTROL
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK
PROPOSAL 3: RATIFICATION OF THE 2003 STOCK PLAN
PROPOSAL 4: APPOINTMENT OF INDEPENDENT AUDITORS
OTHER INFORMATION

HYPERTENSION DIAGNOSTICS, INC.
2915 Waters Road, Suite 108
Eagan, Minnesota 55121-1562

INFORMATION STATEMENT

     The Board of Directors of Hypertension Diagnostics, Inc. (the “Company”) has scheduled an Annual Meeting of Shareholders to be held on      ,      , 2003. This Information Statement will be mailed to shareholders commencing on or about      , 2003.

GENERAL INFORMATION

Voting

     The total number of shares issued and outstanding and entitled to vote at the meeting as of      , 2003 (the “Record Date”), consisted of [22,938,890] shares of common stock and [585,980] shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”). Each share of common stock is entitled to one vote on all matters submitted to a vote of our shareholders. Each share of Series A Preferred Stock is entitled to vote on all matters submitted to a vote of holders of our common stock on an as-if converted basis, based upon the conversion ratio in effect as of the Record Date. Because the conversion ratio in effect as of the Record Date was 12-to-1, each share of Series A Preferred Stock is entitled to 12 votes on all matters to be voted upon at the Annual Meeting. The holders of our common stock and Series A Preferred Stock, when voting together as a single class, are entitled to cast a total of [29,970,650] votes at the Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Quorum and Vote Requirements

     A quorum, consisting of the Series A Preferred Stock, voting together as a single class, entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. With respect to Proposal 2, majority of the voting power of the shares of common stock must also be present in person or by proxy before action may be taken on that proposal at the Annual Meeting. If a shareholder is present but abstains from voting on any matter, the shares held by such shareholder will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Therefore, an abstention has the effect of a vote against a matter. If a broker holding shares in “street name” indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

     Under Proposal 1, each director nominee will be elected if approved by the holders of the greater of (a) a majority of the voting power of the shares of common stock and Series A Preferred Stock, voting together as a single class, present at the Annual Meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock and Series A Preferred Stock, voting together as a single class, that would constitute a quorum for transacting business at the Annual Meeting.

     Approval of Proposals 2, 3 and 4 requires the affirmative vote of the holders of the greater of (a) a majority of the voting power of the shares of common stock and Series A Preferred Stock, voting together as a single class, present at the Annual Meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock and Series A Preferred Stock, voting together as a single class, that would constitute a quorum for transacting business at the Annual Meeting.

     Approval of Proposal 2 also requires the affirmative vote of the holders of common stock, voting separately as a class, representing the greater of (a) a majority of common stock present at the Annual Meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock that would constitute a quorum for transacting business at the Annual Meeting.

Voting Agreements and Proxies

     The following section describes certain proxy and voting arrangements which were entered into in connection with our Unit Placement and the closing of the Conversion Agreement. A detailed description of the Unit Placement, Conversion Agreement, the terms of the proxies and obligations with respect to the voting of our securities can be found under the heading “Change of Control” in this Information Statement.

     In connection with the Unit Placement, we have agreed to seek the approval of our shareholders of an amendment to our Articles of Incorporation increasing the number of shares of common stock authorized to at least 150,000,000 shares (or such other number as may be sufficient to allow for the reservation for issuance of all of the shares of common stock underlying each outstanding security convertible or exercisable for or exchangeable into, common stock) (the “Amendment”). This Annual Meeting is being called, in part, to fulfill our obligation to obtain approval of the Amendment, which is presented at this Annual Meeting as Proposal 2.

     Irrevocable proxies representing the 296,674 shares of our common stock held by Kenneth W. Brimmer, Dr. Charles F. Chesney, Dr. Jay N. Cohn, Greg H. Guettler and James S. Murphy prior to the Unit Placement have been given to Messrs. Brimmer and Guettler to vote in favor of Proposal 1 insofar as it relates to the election of Dr. Steven Gerber, Larry Leitner, Mark N. Schwartz and Alan Stern to our Board of Directors, and to vote in favor of Proposal 2. Each of Kenneth W. Brimmer, Dr. Charles F. Chesney, Dr. Jay N. Cohn, Greg H. Guettler and James S. Murphy have also indicated that they will also vote these 296,674 shares in favor of the election of Mr. Guettler as a director and in favor of each of the other proposals presented at the Annual Meeting.

     Investors in the Unit Placement acquired 9,318,866 shares of our common stock and 585,980 shares of our Series A Preferred Stock. In connection with the Unit Placement, these investors entered into a Voting Agreement obligating them to vote in favor of certain matters presented at the Annual Meeting, namely:

•	To cause and maintain a Board of Directors composed of seven members;

•	To cause and maintain the election to our Board of the four (4) directors nominated by Mark N. Schwartz;

•	To cause the election of Greg H. Guettler to our Board; and

•	In favor of the Amendment which is being presented at this Annual Meeting as Proposal 2.

     To effectuate certain of the covenants of the Voting Agreement, each investor executed a proxy in favor of Mark N. Schwartz with respect to all shares of Stock owned by such Investor. In addition to granting Mr. Schwartz the proxy to vote the shares on the foregoing matters, the proxy also grants Mr. Schwartz the right to vote the Stock in his discretion on other matters.

     Under the Voting Agreement, irrevocable proxies representing the 9,318,866 shares of our common stock and 585,980 shares of our Series A Preferred Stock issued in the Unit Placement have been given to Mr. Schwartz to vote in favor of Proposal 1 insofar as it relates to the election of Greg H. Guettler to our Board of Directors, and to vote in favor of Proposal 2. Irrevocable proxies representing the 3,238,767 shares of common stock issued under the Conversion Agreement have also been given to Mr. Schwartz to vote in favor of Proposal 2. The proxies given to Mr. Schwartz by investors in the Unit Placement also grant Mr. Schwartz the power to vote in his discretion on the other matters to be voted upon at the Annual Meeting and proxies given to Mr. Schwartz in connection with the Conversion Agreement grant Mr. Schwartz the power to vote in his discretion on the other matters presented at the Annual Meeting provided that such matters do not adversely affect the rights of the shareholders giving such proxy. Mr. Schwartz has indicated that he will vote all of his proxies in favor of the election of each director nominated under Proposal 1 and in favor of Proposals 2, 3 and 4.

     Thus, considering all proxies which have been granted by our shareholders, the following table shows the number of shares of each class of our voting securities entitled to vote at the Annual Meeting represented by a proxy which is expected to be voted in favor of the proposals described in this Information Statement:

				Percent of
			Shares of	[9,970,650] Votes
			Common	Entitled to Be Cast	Percent of
		Shares of	Stock and	by Common Stock	[22,938,890]
		Common	Series A	Series A	Shares of Common
	Shares of	Series A	Preferred	Preferred	Entitled to Vote,
Amendment	Common	Preferred	Stock,	Stock,	Separately
Description	Stock	Stock	As a Class	As a Class	As a Class

Proposal 1:
Election of Directors	12,854,307	585,980 (1)	19,886,067	66.4%	—
Proposal 2:
Amendment of Articles of Incorporation	12,854,307	585,980 (1)	19,886,067	66.4%	56.0%
Proposal 3:
Approval of 2003 Stock Plan	12,854,307	585,980 (1)	19,886,067	66.4%	—
Proposal 4:
Approval of Independent Auditors	12,854,307	585,980 (1)	19,886,067	66.4%	—

(1)	Represents 7,031,760 votes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of each class of our voting securities: (a) our common stock, (b) our Series A Preferred Stock, each share of which represents 12 votes, and (c) the votes entitled to be cast by our common stock and Series A Preferred Stock, together as a class (shown in the table as the “Combined” class) which is calculated with each share of Series A Preferred Stock entitled to 12 votes.

     Beneficial ownership is shown as of the Record Date for shares held by (i) each person or entity known to us to be the beneficial owner of more than 5% of our issued and outstanding shares of common stock based solely upon a review of filings made with the U.S. Securities and Exchange Commission and our knowledge of the issuances by us in connection with the Unit Placement and the Conversion Agreement , (ii) each of our directors, (iii) our President and our two other most highly compensated officers whose compensation exceeded $100,000 during the fiscal year ended June 30, 2003 (the “Named Executive Officers”) and (iv) all of our current directors and executive officers as a group. Unless otherwise indicated, the persons listed below have sole voting and investment power with respect to the shares and may be reached at 2915 Waters Road, Suite 108, Eagan, Minnesota 55121.

					Shares Acquirable
				Shares Presently	Within 60 Days		Percentage of Class
				Acquirable	Assuming Approval		Beneficially
Beneficial Owner	Class	Shares		Within 60 Days(1)	of Proposal 2 (2)	Total	Owned

A Group Granting Proxies to	Common	12,935,833		0	47,908,673	60,844,506	85.9%
Mark N. Schwartz (3)	Preferred	585,980		1,464,975	0	2,050,955	100.0%
	Combined	19,967,593		17,579,700	23,297,213	60,844,506	85.9%

A Group Granting Proxies to	Common	296,674		0	1,768,747	2,065,421	8.4%
Kenneth W. Brimmer and	Preferred	0		0	0	0	*
Greg H. Guettler (4)	Combined	296,674		0	1,768,747	2,065,421	6.5%

Mark N. Schwartz (5) (6)	Common	407,117	(7)	0	2,092,993	2,500,110	10.0%
	Preferred	25,600	(7)	64,000	0	89,600	13.8%
	Combined	714,317	(7)	768,000	1,017,793	2,500,110	7.9%

Larry Leitner (5) (6)	Common	627,117	(7)	0	2,092,993	2,720,110	10.9%
	Preferred	25,600	(7)	64,000	0	89,600	13.8%
	Combined	934,317	(7)	768,000	1,017,793	2,720,110	8.6%

Alan Stern (5) (6)	Common	687,436	(7)	0	2,720,827	3,408,263	13.3%
	Preferred	33,279	(7)	83,199	0	116,478	17.4%
	Combined	1,086,784	(7)	998,388	1,323,091	3,408,263	10.6%

Steven Gerber (5) (6)	Common	101,780	(7)	0	523,250	625,030	2.7%
	Preferred	6,400	(7)	16,000	0	22,400	3.7%
	Combined	178,580	(7)	192,000	254,450	625,030	2.1%

Greg H. Guettler (5) (6) (8)	Common	25,000	(9)	0	379,438	404,438	1.7%
	Preferred	0		0	0	0	*
	Combined	25,000	(9)	0	379,438	404,438	1.3%

Charles F. Chesney (8)	Common	59,000	(9)	0	532,474	591,474	2.5%
	Preferred	0		0	0	0	*
	Combined	59,000	(9)	0	532,474	591,474	1.9%

James S. Murphy (8)	Common	196,492	(10)	0	1,040,676	1,237,168	5.2%
	Preferred	8,960		22,400	0	31,360	5.2%
	Combined	304,012	(10)	268,800	664,356	1,237,168	4.0%

					Shares Acquirable
				Shares Presently	Within 60 Days		Percentage of Class
				Acquirable	Assuming Approval		Beneficially
Beneficial Owner	Class	Shares		Within 60 Days(1)	of Proposal 2 (2)	Total	Owned

Jay N. Cohn (5)	Common	714,850	(11)	0	3,608,703	4,323,553	16.3%
	Preferred	38,400		96,000	0	134,400	19.7%
	Combined	1,175,650	(11)	1,152,000	1,995,903	4,323,553	13.1%

Kenneth W. Brimmer (5)	Common	196,992	(12)	0	812,052	1,009,044	4.2%
	Preferred	8,960		22,400	0	31,360	5.2%
	Combined	304,512	(12)	268,800	435,732	1,009,044	3.3%

Stanley M. Finkelstein, Ph.D.	Common	54,383		257,688	0	312,071	1.3%
Health Informatics Division,	Preferred	0		0	0	0	*
Box 609UMHC	Combined	54,383		257,688	0	312,071	1.0%
420 Delaware Street S.E.,
Minneapolis, MN 55455

A group consisting of Alpha
Capital Aktiengesellschaft,
Stonestreet Limited	Common	3,238,767	(13)	250,000	0	3,488,767	15.0%
Partnership and Ellis	Preferred	0		0	0	0	*
Enterprises Ltd.	Combined	3,238,767	(13)	250,000	0	3,488,767	11.5%
	Common	3,015,784	(14)	0	13,803,406	16,819,190	45.8%

All Officers and Directors as	Preferred	147,199		367,999	0	515,198	54.0%
a Group (9 persons)	Combined	4,782,172	(14)	4,415,988	7,621,030	16,819,190	40.0%

All shares in each class noted below are also included in the shares shown as beneficially owned by “A Group Granting Proxies to Mark N. Schwartz”:

Marten S. Hoekstra
Zellerstrasse 62	Common	1,017,761		0	5,232,331	6,250,092	22.2%
8038 Zurich	Preferred	63,998		159,996	0	223,994	30.0%
Switzerland	Combined	1,785,737		1,919,952	2,544,403	6,250,092	18.2%

Roland Isaacson	Common	455,955		0	2,344,076	2,800,031	11.1%
P.O. Box 542	Preferred	28,671		71,678	0	100,349	15.3%
Big Lake, MN 55309	Combined	800,007		860,136	1,139,888	2,800,031	8.8%

Michael Kest	Common	407,117		0	2,092,993	2,500,110	10.0%
5150 Overland Avenue	Preferred	25,600		64,000	0	89,600	13.8%
Culver City, CA 90230	Combined	714,317		768,000	1,017,793	2,500,110	7.9%

Thomas L. Lyda	Common	244,271		0	1,255,798	1,500,069	6.2%
6717 Stockwell Drive	Preferred	15,360		38,400	0	53,760	8.6%
Colorado Springs, CO 80922	Combined	428,591		460,800	610,678	1,500,069	4.8%

Richard J. Agar	Common	227,986		0	1,172,090	1,400,076	5.8%
13700 Watertower Circle	Preferred	14,336		35,841	0	50,177	8.1%
Plymouth, MN 55441	Combined	400,018		430,092	569,966	1,400,076	4.5%

Howard Dahl	Common	227,986		0	1,172,090	1,400,076	5.8%
2308 — 27th Avenue S	Preferred	14,336		35,841	0	50,177	8.1%
Fargo, ND 58103	Combined	400,018		430,092	569,966	1,400,076	4.5%

Jonathan G. Foss	Common	227,986		0	1,172,090	1,400,076	5.8%
19765 Chartwell Hill	Preferred	14,336		35,841	0	50,177	8.1%
Shorewood, MN 55331	Combined	400,018		430,092	569,966	1,400,076	4.5%

				Shares Acquirable
			Shares Presently	Within 60 Days		Percentage of Class
			Acquirable	Assuming Approval		Beneficially
Beneficial Owner	Class	Shares	Within 60 Days(1)	of Proposal 2 (2)	Total	Owned

Peter L. Hauser	Common	227,986	0	1,172,090	1,400,076	5.8%
16913 Kings Court	Preferred	14,336	35,841	0	50,177	8.1%
Lakeville, MN 55044	Combined	400,018	430,092	569,966	1,400,076	4.5%

Patricia P. & Donald P. Maietta	Common	227,986	0	1,172,090	1,400,076	5.8%
4525 White Bear Parkway	Preferred	14,336	35,841	0	50,177	8.1%
White Bear Lake, MN 55110	Combined	400,018	430,092	569,966	1,400,076	4.5%

James K. Cummings
Living Trust	Common	203,559	0	1,046,499	1,250,058	5.2%
16043 Temecula Street	Preferred	12,800	32,000	0	44,800	7.2%
Pacific Palisades, CA 90272	Combined	357,159	384,000	508,899	1,250,058	4.1%

Mark S. Karlan SEPP IRA	Common	203,559	0	1,046,499	1,250,058	5.2%
600 Alma Real Drive	Preferred	12,800	32,000	0	44,800	7.2%
Pacific Palisades, CA 90272	Combined	357,159	384,000	508,899	1,250,058	4.1%

Jon Wanzek	Common	203,559	0	1,046,499	1,250,058	5.2%
3420 River Drive	Preferred	12,800	32,000	0	44,800	7.2%
Fargo, ND 58104	Combined	357,159	384,000	508,899	1,250,058	4.1%
Weinstein Family Trust	Common	203,559	0	1,046,499	1,250,058	5.2%
1640 — 5th Street, Suite 112	Preferred	12,800	32,000	0	44,800	7.2%
Santa Monica, CA 90401	Combined	357,159	384,000	508,899	1,250,058	4.1%

Robert Vito Nicastro, Jr.	Common	146,563	0	753,493	900,056	3.8%
230 Maple Street	Preferred	9,216	23,041	0	32,257	5.3%
West Roxbury, MA 02132	Combined	257,155	276,492	366,409	900,056	2.9%

Keith V. Enrooth	Common	142,491	0	732,548	875,039	3.7%
502 River Street	Preferred	8,960	22,400	0	31,360	5.2%
Minneapolis, MN 55401	Combined	250,011	268,800	356,228	875,039	2.9%

*	Less than 1%.

(1)	Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the options and warrants for computing such person’s percentage, but are not treated as outstanding for computing the percentage of any other person.

(2)	Except as noted, represents shares of common stock underlying the Series A Preferred Stock and warrants to purchase common stock issued in the Unit Placement which will become acquirable if Proposal 2 is approved. See “Proposal 2: Amendment of Articles of Incorporation to Increase Authorized Common Stocks – Purposes and Effects of the Amendment” for a description of restrictions on the conversion or exercise, respectively, of the Series A Preferred Stock and common stock purchase warrants issued in the Unit Placement which would be removed upon approval of Proposal 2. With respect to Messrs. Guettler, Chesney, Murphy, Cohn and Brimmer, also includes the following number of shares of common stock underlying options subject to a Reservation Agreement as described below under “Change of Control – Reservation Agreement and Other Proxies” which will become acquirable if Proposal 2 is approved: 379,428 shares, Greg H. Guettler; 532,474 shares, Charles F. Chesney; 308,124 shares, James S. Murphy; 469,211 shares, Jay N. Cohn; and 79,500 shares, Kenneth W. Brimmer.

(3)	Irrevocable proxies representing the 9,318,866 shares of our common stock and 585,980 shares of our Series A Preferred Stock issued in the Unit Placement (as described under “Change of Control”) have been given to Mark N. Schwartz and will be voted in the manner described under “General Information – Voting Agreement and Proxies.”

(4)	Irrevocable proxies representing these 296,674 shares of common stock have been given to Messrs. Brimmer and Guettler and will be voted in the manner described “General Information – Voting Agreement and Proxies.”

(5)	Director.

(6)	Nominee.

(7)	Except as noted with respect to 220,000 shares of common stock held by Mr. Leitner and 158,200 shares of common stock held by Mr. Stern (which shares are also represented in the Combined shares of each person), all amounts are also shown as beneficially owned by “A Group Granting Proxies to Mark N. Schwartz.”

(8)	Named Executive Officer.

(9)	Also included in shares shown as beneficially owned by “A Group Granting Proxies to Kenneth W. Brimmer and Greg H. Guettler.”

(10)	142,492 of these shares beneficially owned by Mr. Murphy are also included in shares shown as beneficially owned by “A Group Granting Proxies to Mark N. Schwartz,” and the remaining 54,000 are also included in shares shown as beneficially owned by “A Group Granting Proxies to Kenneth W. Brimmer and Greg H. Guettler.”

(11)	610,676 of these shares beneficially owned by Dr. Cohn are also included in shares shown as beneficially owned by “A Group Granting proxies to Mark N. Schwartz,” and the remaining 104,174 are also included in shares shown as beneficially owned by “A Group Granting Proxies to Kenneth W. Brimmer and Greg H. Guettler.”

(12)	142,492 of these shares beneficially owned by Mr. Brimmer are also included in shares shown as beneficially owned by “A Group Granting Proxies to Mark N. Schwartz,” and the remaining 54,500 are also included in shares shown as beneficially owned by “A Group Granting Proxies to Kenneth W. Brimmer and Greg H. Guettler.”

(13)	3,238,767 shares with respect to this group are also included in shares shown as beneficially owned by “A Group Granting Proxies to Mark N. Schwartz.”

(14)	Shares shown are included in the amounts beneficially owned by “A Group Granting Proxies to Mark N. Schwartz” by class as follows: 2,719,110 shares of common stock, 147,199 shares of Series A Preferred Stock, and 4,485,498 shares of our common stock and Series A Preferred Stock, together as a class. The remainder of the shares shown, 296,674 shares of common stock, are included in the amounts beneficially owned by “A Group Granting Proxies to Kenneth W. Brimmer and Greg H. Guettler.”

CHANGE OF CONTROL

Unit Private Placement

     On August 4, 2003, we began a private placement of units (the “Units”), each Unit comprised of shares of our Series A Convertible Preferred Stock (the “Series A Preferred Stock”), shares of our common stock, and a series of warrants to purchase our common stock and the Series A Preferred Stock. On August 28, 2003 we completed the private placement (the “Unit Placement”) of 585,980 Units to a group of investors led by Mark N. Schwartz. The 585,980 Units are comprised of 585,980 shares of Series A Preferred Stock, 9,318,866 shares of our common stock, and warrants as follows:

•	Nine-month preferred stock purchase warrants permitting the holders to purchase up to an aggregate of 585,980 shares of the Series A Preferred Stock at an exercise price of $2.04 per share.

•	Nine-month common stock purchase warrants permitting the holders to purchase up to an aggregate of 9,318,866 shares of common stock at an exercise price of $0.17 per share.

•	Eighteen-month preferred stock purchase warrants permitting the holders to purchase up to an aggregate of 468,797 shares of the Series A Preferred Stock at an exercise price of $2.64 per share.

•	Eighteen-month common stock purchase warrants permitting the holders to purchase up to an aggregate of 7,455,114 shares of common stock at an exercise price of $0.22 per share.

•	Sixty-month preferred stock purchase warrants permitting the holders to purchase up to an aggregate of 410,198 shares of Series A Preferred Stock at an exercise price of $3.60 per share; and

•	Sixty-month common stock purchase warrants permitting the holders to purchase up to an aggregate of 6,523,233 shares of common stock at an exercise price of $0.30 per share.

     To facilitate our continued operations pending a closing of the Unit Placement, we obtained a total of $40,000 in the form of a $20,000 bridge financing loan on August 4, 2003 from each of Kenneth W. Brimmer, our Director, and James S. Murphy, our Senior Vice President, Finance and Administration, and Chief Financial Officer. On August 15, 2003, we obtained an additional $75,000 bridge financing loan from Dr. Jay N. Cohn, our director. The bridge financing loans were each evidenced by unsecured promissory notes (collectively, the “Bridge Financing Notes”). The Bridge Financing Notes accrued interest at the annual rate of 8% and were due on demand of the holder at any time after September 1, 2003. In connection with the Unit Placement, the principal amounts due under the Bridge Financing Notes were automatically converted into Units in the Unit Placement at the same rate as a cash investment.

     Reflecting the repayment through conversion of the Bridge Financing Notes, the Unit Placement resulted in gross cash proceeds of approximately $2,289,000 and, after deduction of expenses associated with the Unit Placement, net cash proceeds of approximately $1,850,000.

     As described below, because of the voting power held by Mr. Schwartz as proxy for 12,557,633 shares of our common stock and 585,980 shares of our Series A Preferred Stock immediately following the closing of the Unit Placement and the Conversion Agreement, the closing of these transactions constituted a change of control of us.

Description of Series A Preferred Stock

     On August 28, 2003, we designated 4,177,275 shares of our 5,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) pursuant to a Certificate of Designation, Preferences and Rights with respect to the Series A Preferred Stock (the “Certificate of Designation”). Each share of the Series A Preferred Stock is initially convertible into twelve (12) shares of our common stock, subject to adjustment as provided in the Certificate of Designation for customary anti-dilution adjustments and issuances below the conversion price in effect, initially $0.14 per share. The Series A Preferred Stock is convertible into shares of our common stock at any time, subject to the limitation described below on our ability to issue shares of common stock upon conversion for lack of authorized shares of common stock. Further, the Series A Preferred Stock will automatically be converted into our common stock upon sale of all or substantially all of our assets, a consolidation or merger. Each share of the Series A Preferred Stock shall entitle its holder to vote on all matters voted on by holders of our common stock on an as-if converted basis.

     In addition, so long as any shares of the Series A Preferred Stock are outstanding, we may not, without the approval of the majority of the holders of the Series A Preferred Stock then outstanding, take certain corporate actions, as described in the Certificate of Designation. Upon any liquidation, the holders of the Series A Preferred Stock are entitled to receive out of our assets a liquidation preference equal to an internal rate of return on the adjusted stated value of the Series A Preferred Stock (currently, $1.68 per share) equal to 20%. Any assets remaining after this initial distribution shall be distributed to the holders of our common stock and the Series A Preferred Stock on an as-if converted basis.

     In addition to participating in any dividend paid to holders of our common stock on an as-if converted basis, each share of the Series A Preferred Stock will accrue contingently an annual, cumulative, compounding preferred dividend of 11% per year (the “Preferred Dividend”). The Preferred Dividend shall be payable by the Company, in arrears, commencing one year from the closing of the Unit Placement, upon the failure of the Amendment to be approved within the required time (as described below). If we declare or pay any dividend on our junior securities (whether now existing or subsequently created), we must also declare and pay to the holders of Series A Preferred Stock a cumulative and compounding dividend equal to 11% per year.

Unit Placement Documents

     As a condition to the Unit Placement, each of the investors in the Unit Placement (each, an “Investor” and collectively, the “Investors”) entered into a Shareholders’ Agreement, Voting Agreement, with an irrevocable proxy, and Registration Rights Agreement. Below is a summary of each of these documents which is qualified in its entirety by reference to the document which is attached as an exhibit to our Current Report on Form 8-K dated August 28, 2003:

Shareholders’ Agreement

     The Shareholders’ Agreement contains provisions relating to, among other things, preemptive rights, right of first refusal and approval of certain transactions.

Preemptive Rights

     The Shareholders’ Agreement provides that, so long as an Investor continues to hold at least 50% of the number of shares of the Series A Preferred Stock originally owned by such Investor, if we propose to offer any unregistered shares for the purpose of financing our business other than: (i) stock options compensation to officers, directors, or consultants; or (ii) shares issued in the acquisition of another company, we will first offer such shares to such Investors on a pro rata basis equal to the dollar amount of their original investment for two more additional private financings, each resulting in net proceeds to us of at least $2,000,000. The Investors shall have 15 business days to accept or reject our offer.

Right of First Refusal

     The Shareholders’ Agreement provides that each of the Investors and us will have a right of first refusal with respect to any other Investor’s proposed sales to a third party of the Series A Preferred Stock and common stock acquired in the Unit Placement or which may be issuable upon exercise or conversion of the warrants. An Investor desiring to transfer any such shares of the Series A Preferred Stock and common stock, as the case may be, to any third party must provide notice to us and the other Investors in the Unit Placement, specifying the terms of the proposed transfer, which notice shall constitute an irrevocable offer to sell such shares to us and the other Investors in the Unit Placement on the identical terms of the proposed transfer to the third party. We and the other Investors in the Unit Placement will have 35 days to exercise the right to purchase. We will have 15 days from the receipt of such notice to accept the offer, and if we shall not have purchased all of the offered shares during such 15 day period, then the other Investors in the Unit Placement shall have the right to purchase a fraction of the offered shares as determined by dividing the number of shares of Series A Preferred Stock owned by such Investor by the total number of shares of issued and outstanding Series A Preferred Stock, with the right of an Investor to purchase a proportionate amount of the offered shares that are not purchased by any of the other eligible Investors. Sales of the Series A Preferred Stock can occur to a third party, after giving effect to our rights and the rights of the other Investors.

Preferred Shareholder Approval

     The Shareholders’ Agreement provides that so long as any shares of Series A Preferred Stock remain outstanding, we will not undertake any of the following actions without first obtaining the affirmative vote of holders of more than 50% of the issued and outstanding shares of Series A Preferred Stock:

•	alter or adversely change the powers, preferences or rights given to the Series A Preferred Stock;

•	alter or amend the Certificate of Designation in a manner adverse to the holders of the Series A Preferred

Stock;

•	authorize or issue (by reclassification or otherwise) any class of equity security having any right, preference or privilege senior to or pari passu with the Series A Preferred Stock with respect to voting, dividend, redemption, conversion or liquidation, or any other rights;

•	amend our Articles, bylaws or other charter documents in a manner adverse to the holders of the Series A Preferred Stock;

•	increase the authorized number of shares of the Series A Preferred Stock;

•	declare or cause any dividend to be paid to the holders of the common stock;

•	consummate a Sale Transaction (as defined below);

•	cause our liquidation or dissolution; or

•	authorize or cause the repurchase of any of our equity securities.

Termination

     The Shareholders’ Agreement will automatically terminate upon the earlier of any of the following to occur: (i) 24 months after its effective date of August 28, 2003; (ii) the execution by us of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of our property and assets; (iii) the written agreement between us and the holders of more than 50% of the issued and outstanding shares of the Series A Preferred Stock; or (iv) consummation of any Sale Transaction, which means a sale, conveyance or disposition of all or substantially all of our assets; or the effectuation by us of a transaction or series of related transactions in which more than fifty percent (50%) of our voting power is disposed of or transferred, including without limitation the acquisition by any person or group (as such term is defined in Section 13(d)(3) of the Exchange Act) of more than fifty percent (50%) of our voting power; or a consolidation or merger of us with or into any other person or entity following which our shareholders immediately prior to such consolidation or merger own less than fifty percent (50%) of the capital stock of the surviving entity immediately after such consolidation or merger.

Voting Agreement

     The Voting Agreement shall terminate upon the earlier of: the date the Investors in the Unit Placement no longer own any shares of Stock (as defined below) or 48 months from the date of the Voting Agreement. The Voting Agreement provides, among other things, that each party to the Voting Agreement will agree to vote all of the Stock (which means shares of common stock, preferred stock and any other class of our equity securities and shall include any shares of common stock issuable upon exercise, exchange or conversion of securities exercisable or exchangeable for or convertible into shares of our common stock) held by such party:

•	To cause and maintain a Board of Directors composed of seven members.

•	To maintain Greg H. Guettler, Kenneth W. Brimmer and Dr. Jay N. Cohn as members of our Board of Directors through the completion of their respective terms on our Board of Directors, and to elect and maintain each of Greg H. Guettler and Dr. Jay N. Cohn as members of our Board of Directors for one additional three-year term after the completion of their current term. Mr. Guettler’s current term expires at the Annual Meeting and Mr. Brimmer’s and Dr. Cohn’s current terms expire after fiscal year 2004.

•	To elect and maintain on our Board of Directors each of the four directors nominated by Mark N. Schwartz to serve as members of our Board of Directors (one of whom shall be designated by Mr. Schwartz as the Chairman of our Board of Directors). Initially, Mr. Schwartz appointed Messrs. Mark N. Schwartz, Larry Leitner, Alan Stern and Dr. Gerber as members of our Board of Directors. Mr. Schwartz was also initially appointed as Chairman.

•	In favor of the Amendment (as defined under “Lack of Authorized Common Stock and Approval of the Amendment”) and in favor of any other shareholder proposal recommended by our Board of Directors relating to the increase in our authorized capital stock.

     Notwithstanding the foregoing, the obligation of an Investor to vote in favor of any of the persons as described above shall terminate with respect to such person, if such person is convicted of any felony, any violation of any federal or state securities law, engages in intentional or grossly negligent conduct in the performance of his duties, or breaches his fiduciary duty to us as determined by seventy-five percent of our Board of Directors. To effectuate the Voting Agreement, each investor executed a proxy in favor of Mark N. Schwartz with respect to all shares of Stock owned by such Investor. In addition to granting Mr. Schwartz the proxy to vote the shares on the foregoing matters, the proxy also grants Mr. Schwartz the right to vote the Stock in his discretion on other matters.

Registration Rights Agreement

     None of the securities issued or issuable in the Unit Placement have been registered for resale under the Securities Act or applicable state securities laws and therefore, none of these securities may be transferred unless they are registered under the Securities Act or an exemption from the registration requirements under the Securities Act exists.

     Pursuant to the Registration Rights Agreement, Investors have certain one-time registration rights with respect to the shares of our Series A Preferred Stock, our shares of common stock, and the shares of the Series A Preferred Stock and shares of common stock issuable upon the exercise of the warrants components of the Units. Pursuant to the Registration Rights Agreement, during the period commencing 120 days after the final closing of the Unit Placement and expiring 48 months after the final closing of the Unit Placement, the holders of the Units are entitled to demand that we effect as soon as practicable the registrations of the following components of the Units:

•	the common stock issuable upon conversion of the Series A Preferred Stock purchased in the Unit Placement by such holders;

•	the common stock purchased in the Unit Placement by such holders; and

•	with respect to each of the warrants components of the Units, (A) the common stock issuable upon conversion of the Series A Preferred Stock issuable upon exercise of the Series A Preferred Stock purchase warrants, and (B) the common stock issuable upon exercise of the common stock purchase warrants.

     Each of the foregoing “demand” registrations is a one-time right and any such “demand” registration will be subject to reasonable underwriter cutback; provided, however, that such holders will be entitled to additional demand registrations if necessary until all shares (whether common stock or Series A Preferred Stock, as the case may be) requested to be registered under the initial demand registrations are registered, and such additional demand registrations may be made after the expiration of the 48 month period described above.

     Upon any such demand for registration, we will use our commercially reasonable efforts to file a registration statement with the U.S. Securities and Exchange Commission to register the shares entitled to registration and thereafter use commercially reasonable efforts to cause such registration statement to be declared effective by the U.S. Securities and Exchange Commission. We are also obligated to register the shares of our common stock issued in the Unit Placement, the Series A Preferred Stock issued in the Unit Placement, and the common stock and the Series A Preferred Stock underlying the warrants issued in the Unit Placement in certain cases if we propose to register other securities; these rights are commonly called “piggy-back” registration rights. In most cases, we will bear the expense of such registration. In the event of any state registration, we are only required to register the securities of the Investor with respect to the Investor’s state of residence set forth in the Securities Purchase Agreement executed by the Investor in subscribing for Units in the Unit Placement.

     Composition of Board of Directors and Changes In Management Following Unit Placement

     In connection with the closing of the Unit Placement, Dr. Charles F. Chesney resigned from our Board of Directors, leaving Messrs. Kenneth W. Brimmer, Greg H. Guettler and Dr. Jay N. Cohn as our directors. Effective as of the closing date of the Unit Placement, our Board of Directors increased the number of directors to seven and appointed three designees of Mr. Mark N. Schwartz to our Board: Mr. Schwartz, Larry Leitner and Alan Stern. Also effective as of the closing date, Mr. Schwartz was elected Chairman of our Board of Directors. Dr. Steven Gerber, a fourth designee of Mr. Schwartz, took office as a member of our Board of Directors effective September 18, 2003, after a mailing to shareholders of, and the filing with the U.S. Securities and Exchange Commission, of certain informational material regarding a change in the majority of our directors.

     Also effective as of the closing of the Unit Placement, Mr. Schwartz began serving as our Chief Executive Officer.

Lack of Authorized Common Stock and Approval of the Amendment

     Immediately prior to the Unit Placement, we had 10,381,257 shares of our common stock issued and outstanding, an additional 3,785,415 shares of our common stock reserved for issuance upon exercise or conversion of outstanding options and warrants and no shares of preferred stock designated or issued.

     Immediately following the completion of the Unit Placement and the closing of the Conversion Agreement (as described below), our total number of shares issued was 22,938,890, total number of shares reserved for issuance was 2,016,678 and total number of shares to be reserved for issuance in connection with the Unit Placement was 47,908,673. Thus, we have insufficient shares of common stock authorized to allow for the reservation and issuance of all shares of common stock underlying the Series A Preferred Stock and the common stock purchase warrants components of the Units.

     Because of our lack of sufficient authorized common stock, we have agreed to seek the approval of our shareholders of an amendment to our Articles of Incorporation increasing the number of shares of common stock authorized to at least 150,000,000 shares (or such other number as may be sufficient to allow for the reservation for issuance of all of the shares of common stock underlying each outstanding security convertible or exercisable for or exchangeable into, common stock) (the “Amendment”). In connection with the closing of the Unit Placement, we agreed to call a meeting of our shareholders and to obtain the approval of our shareholders of the Amendment within 120 days of the final closing of the Unit Placement. This Annual Meeting is being held in part to comply with this covenant and obtain approval of the Amendment which is represented at this Annual Meeting as Proposal 2.

     See below under the heading “Voting Power After the Unit Placement” and “Satisfaction of Notes and Note Holder Proxies” for a description of the voting power held by our shareholders following the Unit Placement and proxies granted to Mr. Schwartz to vote in favor of the Amendment.

     Investors in the Unit Placement will not be able to convert or exercise, respectively, any of the Series A Preferred Stock or common stock purchase warrants, until such time as our shareholders approve an amendment to our Articles of Incorporation increasing the number of shares of common stock authorized.

     If the Amendment is not approved within 120 days of the final closing of the Unit Placement, that is, on or before December 26, 2003, the following events will occur:

—	We have authorized a twelve-to-one forward stock split of the Series A Preferred Stock and proportional increase in the authorized Series A Preferred Stock, which will become effective immediately and automatically;

—	The common stock purchase warrants issued in the Unit Placement shall automatically convert to the right to purchase one-twelfth (1/12) of one share of the Series A Preferred Stock, and the exercise price of each share issuable upon exercise of such warrants shall automatically increase by a multiple of 12;

—	The registration rights relating to the common stock sold or underlying other securities sold in the Unit Placement will become registration rights with respect to the Series A Preferred Stock;

—	The Series A Preferred Stock will accrue a cumulative and compounding dividend, payable in arrears, equal to 11% per year from the date of issuance to the date of payment; and

—	All common stock-based compensation payable to Mr. Mark N. Schwartz, our Chief Executive Officer, and our non-employee directors will instead be payable in shares of Series A Preferred Stock.

Reservation Agreement and Other Proxies

     In connection with the Unit Placement, we entered into that certain Reservation Agreement dated as of August 4, 2003 with Messrs. Brimmer, Guettler and Murphy and Drs. Cohn and Chesney (the “Optionees”). Each of the Optionees agreed that each option to purchase our common stock held by such Optionee may not be exercised until such time as our shareholders approve of the Amendment. The number of shares of our common stock underlying options granted to the Optionees are as follows: 379,428 shares, Greg H. Guettler; 532,474 shares, Charles F. Chesney; 308,124 shares, James S. Murphy; 469,211 shares, Jay N. Cohn; and 79,500 shares, Kenneth W. Brimmer.

     In connection with the closing of the Unit Placement, the Optionees also delivered a proxy appointing either of Kenneth W. Brimmer or Greg H. Guettler as proxies to vote 296,674 shares of common stock representing all of such Optionee’s shares of common stock held immediately prior to the Unit Placement:

•	for the approval of the Amendment;

•	to cause and maintain a Board of Directors composed of seven members; and

•	at the meeting at which the Amendment is voted upon, approval of the election to our Board of Directors of the four persons nominated by Mr. Schwartz and, once elected, approval of the presence on our Board of Directors of such nominee during such nominee’s respective initial full term as a director.

     Notwithstanding the foregoing, the obligation of the Optionee to vote as described above will terminate with respect to any nominee of Mr. Schwartz, if such nominee is convicted of any felony, any violation of any federal or state securities law, engages in intentional or grossly negligent conduct in the performance of his duties, or breaches his fiduciary duty to us as determined by 75% of our Board of Directors.

     The proxy will terminate upon the earlier of: (a) approval of the Amendment or (b) the date of a meeting at which four persons are nominated by Mr. Schwartz for election to our Board of Directors.

Voting Power After the Unit Placement

     Investors in the Unit Placement were issued 9,318,866 shares of our common stock, representing 40.6% of the 22,938,890 shares of our common stock issued and outstanding immediately following the Unit Placement. These investors were also issued 585,980 shares of Series A Preferred Stock, representing all of the issued and outstanding Series A Preferred Stock. Holders of Series A Preferred Stock are entitled to vote on all matters presented at any meeting of voting securities of the Company and to cast votes on an as-if converted basis. Each share of Series A Preferred Stock is initially convertible into 12 shares of our common stock and thus, would be entitled to cast 12 votes.

     Proxies representing an aggregate of 9,615,540 shares of our common stock (the 9,318,866 shares of our common stock issued in the Unit Placement and the 296,674 shares of our common stock held by Messrs. Brimmer, Guettler and Murphy and Drs. Cohn and Chesney prior to the Unit Placement) and proxies representing all 585,980 shares of our Series A Preferred Stock have been executed voting in favor of the Amendment and of the composition of our Board of Directors as described above. Additionally, Mr. Schwartz holds proxies representing the 9,318,866 shares of common stock issued in the Unit Placement which he may vote in his discretion until the termination of such proxy.

     The 9,615,540 shares of common stock subject to proxies represent 41.9% of the 22,938,890 shares of our common stock issued and outstanding immediately following the Unit Placement and closing of the Conversion Agreement (as described below) and the 585,980 shares of Series A Preferred Stock subject to proxies represent 100% of the issued and outstanding Series A Preferred Stock.

     Further, because the Series A Preferred Stock is entitled to vote on all matters with the holders of our common stock and entitled to initially cast 12 votes for each share of Series A Preferred Stock held, the proxies representing 9,615,540 shares of common stock and proxies representing 585,980 shares of Series A Preferred Stock result in voting power of 16,647,300 shares, or 55.5% of the 29,970,650 votes entitled to be cast by holders of our common stock and Series A Preferred Stock, together as a class, issued and outstanding immediately following the Unit

Placement and closing of the Conversion Agreement. See “Satisfaction of Notes and Note Holder Proxies” for additional information on voting power by Mr. Schwartz as proxy with respect to an additional 3,238,767 shares of our common stock issued in connection with the Conversion Agreement.

     Of the 9,318,866 shares of our common stock issued in the Unit Placement, 1,445,250 shares, or 15.5% of the shares were issued in the Unit Placement to Mr. Schwartz and his director designees, Alan Stern, Larry Leitner and Dr. Steven Gerber. Immediately after the Unit Placement and including the shares previously held by each of them, Mr. Schwartz and his director designees, Alan Stern, Larry Leitner and Dr. Steven Gerber, held 1,823,450 shares or 7.9% of our 22,938,890 shares issued and outstanding as of the close of business on August 28, 2003.

Satisfaction of Notes and Note Holder Proxies

     Pursuant to a Subscription Agreement dated March 27, 2002, we issued three-year 8% Convertible Notes (the “Notes”) to Alpha Capital Aktiengesellschaft (“Alpha”), Stonestreet Limited Partnership (“Stonestreet”), Palisades Equity Fund, L.P. (“Palisades”), Ellis Enterprises Ltd. (“Ellis”) and Bristol Investment Fund, Ltd. (“Bristol”) in an aggregate principal amount of $2,000,000.

     On August 28, 2003, we closed the transactions under a Conversion and Voting Agreement dated August 1, 2003 (the “Conversion Agreement”) with Alpha, Stonestreet and Ellis (collectively, the “Holders”), the remaining holders of the Notes, for the complete satisfaction and discharge of all amounts and obligations under the Notes, including any penalties relating to the Notes. As of August 1, 2003, all principal and interest under the Notes of Bristol and Palisades had been converted into shares of our common stock pursuant to the terms of the Notes.

     Pursuant to the Conversion Agreement, the Holders converted 1/3 of the outstanding principal and accrued but unpaid interest as of July 10, 2003 into 1,472,168 shares of our common stock. The rate of this conversion was 1 share of our common stock for each $0.12 of outstanding principal and accrued but unpaid interest. Further, we issued to the Holders 1,766,599 shares of our common stock in connection with the satisfaction of the remaining 2/3 of the outstanding principal and accrued but unpaid interest (a rate of conversion of 1 share of our common stock for each $0.20 of outstanding principal and accrued but unpaid interest). As of July 10, 2003, there was $518,023.50 in outstanding principal and $11,956.57 in accrued but unpaid interest relating to the Notes.

     In connection with the closing of the Conversion Agreement, we issued 3,238,767 shares of our common stock to the Holders as follows: Alpha Capital Aktiengesellschaft, 1,936,382 shares, Stonestreet Limited Partnership, 1,057,526 shares and Ellis Enterprises Ltd., 244,859 shares.

     In connection with the Conversion Agreement, each of the Holders was required to execute and deliver an irrevocable proxy with Mr. Schwartz named as proxy to vote in favor of the Amendment and such other matters (provided such matters do not adversely effect the rights of the Holders) as may be presented at any or all meetings, regular or special, of any holders of voting securities of the Company, or any adjournments or postponements thereof during the term of the proxy. The proxy executed by the Holders is for a term which expires upon the earliest to occur of: (a) one (1) business day following the date we declare a record date for determination of shareholders entitled to receive notice of, and vote at, a meeting of shareholders with respect to the Amendment; or (b) one hundred twenty (120) calendar days following the date of the Unit Placement.

     Following the closing of the Conversion Agreement and the Unit Placement, the 3,238,767 shares of our common stock issued to the Holders under the Conversion Agreement, the 9,318,866 shares of our common stock issued in the Unit Placement, 296,674 shares of our common stock owned by Messrs. Brimmer, Guettler and Murphy and Drs. Cohn and Chesney (a total of 12,854,307 shares of our common stock) and all 585,980 shares of our Series A Preferred Stock are subject to proxies voting in favor of, among other things, the Amendment. Of the 12,854,307 shares of our common stock subject to proxies, 12,557,633 shares of our common stock are subject to proxies granted to Mr. Schwartz on the terms as described above with respect to each proxy.

     These 12,854,307 shares of common stock subject to proxy represent 56.0% of the 22,938,890 shares of common stock issued and outstanding immediately following the Unit Placement and the 585,980 shares of Series A Preferred Stock represents 100% of the issued and outstanding Series A Preferred Stock. Further, because the Series A Preferred Stock is entitled to vote on all matters with the holders of our common stock and entitled to initially cast 12 votes for each share of Series A Preferred Stock held, the proxies representing 12,854,307 shares of common stock and 585,980 shares of Series A Preferred Stock result in voting power of 19,886,067 shares, or 66.4% of the 29,970,650 votes entitled to be cast by holders of our common stock and Series A Preferred Stock, together as a class, issued and outstanding immediately following the Unit Placement and closing of the Conversion Agreement.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Immediately following the completion of the Unit Placement and the closing of the Conversion Agreement, the total number of shares of our common stock issued was 22,938,890, total number of shares reserved for issuance was 2,016,678 and total number of shares to be reserved for issuance in connection with the Unit Placement was 47,908,673. Thus, we have substantially insufficient shares of common stock authorized to allow for the reservation and issuance of all shares of common stock underlying the Series A Preferred Stock and the common stock purchase warrants components of the Units. Investors in the Unit Placement will not be able to convert or exercise, respectively, any of the Series A Preferred Stock or common stock purchase warrants, until such time as our shareholders approve an amendment to our Articles of Incorporation increasing the number of shares of common stock authorized.

     In connection with the Unit Placement, we agreed to obtain the approval of the Amendment. If Proposal 2 presented at the Annual Meeting is approved on or before December 26, 2003, we will have satisfied our obligation to obtain approval of the Amendment. If Proposal 2 or another proposal constituting the Amendment is not approved by our shareholders at the Annual Meeting or otherwise within 120 days of the final closing of the Unit Placement, that is, on or before December 26, 2003, the following events will occur:

–	We have authorized a twelve-to-one forward stock split of the Series A Preferred Stock and a proportional increase in the authorized Series A Preferred Stock, which will become effective immediately and automatically;

–	The common stock purchase warrants issued in the Unit Placement shall automatically convert to the right to purchase one-twelfth (1/12) of one share of the Series A Preferred Stock, and the exercise price of each share issuable upon exercise of such warrants shall automatically increase by a multiple of 12;

–	The registration rights relating to the common stock sold or underlying other securities sold in the Unit Placement will become registration rights with respect to the Series A Preferred Stock;

–	The Series A Preferred Stock will accrue a cumulative and compounding dividend, payable in arrears, equal to 11% per year from the date of issuance to the date of payment; and

–	All common stock-based compensation payable to Mr. Mark N. Schwartz, our Chief Executive Officer, and our non-employee directors will instead be payable in shares of Series A Preferred Stock.

     Thus, investors in the Unit Placement, which include our directors Mark N. Schwartz, Larry Leitner, Alan Stern, Steven Gerber, Kenneth W. Brimmer, and Jay N. Cohn and our executive officer, James S. Murphy, may have an economic interest in Proposal 2.

     The 2003 Stock Plan proposed for ratification as Proposal 3 provides that each non-employee director will be granted a non-qualified five-year stock option to purchase 100,000 shares of our common stock for each year of service. Currently, our Board of Directors includes five such non-employee directors: Larry Leitner, Alan Stern, Steven Gerber, Kenneth W. Brimmer, and Jay N. Cohn. Each option will be granted at the commencement of each year and will vest in full on the first anniversary of the date of grant, provided that the director continues to serve as our director on such date. The first stock options to be granted to non-employee directors under the 2003 Plan will have an exercise price of $0.25 per share. The exercise price of future stock option grants will be determined by our Board of Directors. Additionally, we may grant to our employees options to purchase our common stock or Series A Preferred Stock from the 2003 Stock Option Plan. Thus, each of these persons may have an economic interest in the approval of Proposal 3.

PROPOSAL 1: ELECTION OF DIRECTORS

     Under our Bylaws, our Board of Directors may from time to time determine the size of our Board. The Board currently has fixed the number of directors at seven.

     Our Articles of Incorporation and Bylaws provide that our Board of Directors is classified into three classes, the members of each class to serve (after an initial transition period) for a staggered term of three years. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. In connection with the closing of the Unit Placement, Dr. Charles F. Chesney resigned from our Board of Directors, leaving Kenneth W. Brimmer, Greg H. Guettler and Dr. Jay N. Cohn as our directors. Vacancies on our Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office. Effective as of the closing of the Unit Placement, our Board of Directors increased the number of directors to seven and appointed three designees of Mark N. Schwartz to our Board: Mr. Schwartz, Larry Leitner and Alan Stern. Dr. Steven Gerber, a fourth designee of Mr. Schwartz, took office on September 18, 2003. When they were appointed by our Board of Directors, Dr. Gerber was designated as a Class II director, Mr. Schwartz was designated as a Class III director, and Messrs. Leitner and Stern were each designated as a Class I director. Mr. Brimmer and Dr. Cohn are Class III directors.

     A total of five directors will be elected at this Annual Meeting: (a) two directors to serve as Class I directors, each to hold office for a term of two years expiring at the Annual Meeting of Shareholders following fiscal year 2005 or until their respective successors have been elected, (b) two directors to serve as Class II directors, each to hold office for a term of three years expiring at the Annual Meeting of Shareholders following fiscal year 2006 or until their respective successors have been elected, and (c) one director to serve as a Class III director, to hold office for a term of one year expiring at the Annual Meeting of Shareholders following fiscal year 2004 or until a successor has been elected

     Messrs. Leitner and Stern have been nominated for election as a Class I director, Dr. Gerber and Mr. Guettler have been nominated for election and re-election, respectively, as a Class II director, and Mr. Schwartz has been nominated for election as a Class III director. As Class III directors, the terms of Dr. Cohn and Mr. Brimmer will expire at the Annual Meeting of Shareholders following fiscal year 2004 or until their respective successors have been elected.

     Pursuant to the Voting Agreement, Mr. Schwartz is entitled to designate four directors to serve on our Board of Directors and parties to the Voting Agreement are required to vote in favor of Greg H. Guettler. Nominees of Mr. Schwartz for election at this Annual Meeting are: Mark N. Schwartz, Larry Leitner, Alan Stern and Dr. Steven Gerber. These nominees have consented to serve, if elected. Each director designated pursuant to the Voting Agreement may at any time be removed, with or without cause, by the party or parties that designated such director and shall be replaced by some other person designated by such party or parties. Additionally, in the event a director resigns or otherwise vacates his or her seat on our Board, the party which designated such director may designate a new person to fill such vacancy. If Mr. Guettler is unable to serve, the Board of Directors may propose a substitute nominee.

     The names and biographical information concerning the nominees and the other directors filling unexpired terms are set forth below, based upon information furnished to us by the nominee and the other directors. Unless otherwise indicated, each of the nominees and the continuing directors has been engaged in his present occupation as set forth below, or has been an officer with the organization indicated, for more than five years.

Nominees for Election to the Board of Directors

Name	Age	Position	Director Since

Nominees proposed for election for Class I terms expiring at the Annual Meeting following fiscal year 2005:

Larry Leitner (1)(2)	50	Director	2003

Alan Stern (1)	48	Director	2003

Nominees proposed for election for Class II terms expiring at the Annual Meeting following fiscal year 2006:

Steven Gerber, M.D. (2)	49	Director	2003

Greg H. Guettler	49	President, Secretary and Director	1997

Nominee proposed for election for a Class

III term expiring at the Annual Meeting following fiscal year 2004:

Mark N. Schwartz	46	Chief Executive Officer and Chairman of the Board of Directors	2003

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

     Larry Leitner – Mr. Leitner is a founding partner of Specialty Commodities, Inc., an international commodities importing, trading, and distribution company established in 1987 with offices and warehouses in Los Angeles, California and Fargo, North Dakota. Specialty Commodities, Inc. is one of the largest importers and distributors of nuts, dried fruits, seeds, and grains, supplying the snack food, health, food, bakery and bird food industries in North America and Europe. Mr. Leitner is also a partner in Suntree, LLC, a California manufacturer, roaster and packager of nuts and dried fruits established in 1996, supplying major supermarkets and club stores in the United States. He received his Bachelor of Science degree from North Dakota State University.

     Alan Stern – Mr. Stern is a founding partner of Specialty Commodities, Inc., an international commodities importing, trading, and distribution company established in 1987 with offices and warehouses in Los Angeles, California and Fargo, North Dakota. Specialty Commodities, Inc. is one of the largest importers and distributors of nuts, dried fruits, seeds and grains, supplying the snack food, health food, bakery and bird food industries in the North America and Europe. Mr. Stern is also a partner in Suntree, LLC, a California manufacturer, roaster and packager of nuts and dried fruits established in 1996, supplying major supermarkets and club stores in the United States. He received his Bachelor of Arts degree from the City of London School of Business Studies (City University).

     Steven Gerber, M.D. – Dr. Gerber served as Managing Director and head of Health Care Equity Research for CIBC Oppenheimer between 1990 and 2002. Twice he was named to The Wall Street Journal’s All-Star Analyst’s List. Dr. Gerber received a Masters of Business Administration degree with an emphasis in finance from UCLA, an M.D. from Tufts University, and a Bachelor of Arts degree from Brandeis University. He is also a Diplomate of the American Boards of Internal Medicine and Cardiovascular Disease. Dr. Gerber is a member of the Board of Overseers of Tufts University School of Medicine, and a medical expert for the Social Security Administration. He serves on the Board of Directors of Immusol Corporation, a privately held biotechnology company based in San Diego, California.

     Greg H. Guettler – Mr. Guettler has been our President and a Director since September 1997. Mr. Guettler has more than 20 years of experience in sales, marketing and management positions within the medical industry. Prior to joining us, Mr. Guettler was a senior manager at Universal Hospital Services, Inc. (“UHS”), a nationwide provider of medical devices and “per-use” device management services to the health care industry. During his 14 years at UHS, Mr. Guettler held positions as Director of National and Strategic Accounts where he led a national accounts sales team, as Director of Alternate Care and Specialty Product Promotions where he was responsible for the development of UHS’s alternate care business unit and the nationwide distribution of new medical products, and as Marketing Manager where he was responsible for company-wide marketing and planning. Additionally, Mr. Guettler has held territory, sales, sales management, product management, marketing and business development positions for the American Red Cross Blood Services. Mr. Guettler holds a Bachelor of Arts degree from the University of St. Thomas in St. Paul, Minnesota (1977) and a Master of Business Administration degree (M.B.A.) from the University of St. Thomas Graduate School of Management in St. Paul, Minnesota (1983).

     Mark N. Schwartz – Mr. Schwartz, prior to joining us, was Chief Financial Officer and served on the Board of Directors of DDD Group plc, a digital media company focused on developing 3D technology for the corporate and consumer markets, which is publicly traded on the London Stock Exchange’s Alternative Investment Market (“AIM”). While at DDD, Mr. Schwartz was responsible for arranging the listing and initial public offering of DDD on AIM. Previously, he founded and was Chief Financial Officer of Bodega Latina Corporation, a Latino oriented grocery retailer operating warehouse supermarkets in the Los Angeles area with sales of approximately $90 million. Mr. Schwartz was an investment banker at Credit Suisse First Boston and Donaldson Lufkin & Jenrette, where he secured, structured and negotiated the first round of institutional financing for Starbucks Coffee and also served on their Board of Directors. He received a Bachelor of Arts degree in economics and political science from Claremont McKenna College and a Masters of Business Administration degree with honors from Harvard Business School.

Other Information Regarding Our Directors

     The following sets forth certain biographical and other information regarding those directors serving terms continuing after this Annual Meeting.

Name	Age	Position	Director Since

Class III directors with terms expiring at the Annual Meeting following fiscal year 2004:

Kenneth W. Brimmer (1)(2)	48	Director	1995

Jay N. Cohn, M.D.	73	Chief Medical Consultant, Chairman of the Scientific and Clinical Advisory Board and Director	1988

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

     Kenneth W. Brimmer – Mr. Brimmer was elected to our Board of Directors in November 1995, and served as the Chairman of our Board from June 5, 2000 to August 28, 2003. Since December 2001, Mr. Brimmer has served as Chief Manager of Brimmer Company, LLC. Mr. Brimmer was CEO of Active IQ Technologies, Inc. from April 2000 to December 2001 and served as Chairman of the Board of Active IQ Technologies, Inc. from April 2000 until June 2003. Previously, Mr. Brimmer was President of Rainforest Cafe, Inc. from April 1997 until April 2000 and was Treasurer from its inception during 1995. Mr. Brimmer was employed by Grand Casinos, Inc. and its predecessor from October 1990 until April 1997. Mr. Brimmer also currently serves as Chairman of the Board of Directors for Entrx Corporation and Sterion Incorporated and is a director of Chiral Quest, Inc. Mr. Brimmer holds a Bachelor of Arts degree (1977) in accounting from Saint John’s University in Collegeville, Minnesota.

     Jay N. Cohn, M.D. – Dr. Cohn has served as a member of our Board of Directors since our inception in July 1988. Since 1974, Dr. Cohn has been employed by the University of Minnesota Medical School as a Professor of Medicine and he was Head of its Cardiovascular Division from 1974 through 1997. Dr. Cohn discovered that arterial elasticity indices could be determined from blood pressure waveforms in the late 1970’s and he is a co-inventor of the pulse contour analysis technology used in our CardioVascular Profiling System Products. Dr. Cohn is our Chief Medical Consultant and has been a consultant to several pharmaceutical firms both in the U.S. and overseas. He became the Chairman of our Scientific and Clinical Advisory Board during 1996. Dr. Cohn is a past President of the American Society of Hypertension, the International Society of Hypertension and the Heart Failure Society of America, and is a member of some 17 professional societies. He is immediate past editor-in-chief of the Journal of Cardiac Failure, has authored almost 600 scientific articles, is a member of the editorial board of 15 professional journals and co-edited the recent second edition of the textbook, Cardiovascular Medicine. Dr. Cohn also serves on the Board of Directors of Cardiovascular Disease Prevention, Inc. (CDPI), a development stage company intending to create a nationwide network of clinics providing cardiovascular health assessment. Dr. Cohn received his M.D. degree from Cornell University (1956).

Meetings and Committees of the Board of Directors

     Our Board of Directors met six times and took written action in lieu of meeting seven times during fiscal year 2003. The Audit Committee met once and the Compensation Committee took a written action in lieu of a meeting once during fiscal year 2003. Each incumbent director attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings of all committees on which he served during fiscal year 2003.

     Our Board of Directors has established an Audit Committee and a Compensation Committee. The Compensation Committee reviews and makes recommendations to our Board concerning salaries, bonus awards and benefits for officers and key employees. The Committee also administers our stock option plans. The current members of the Compensation Committee are Messrs. Stern, Leitner and Brimmer. Information about our Audit Committee may be found below under the heading “Report of the Audit Committee.”

Report of the Audit Committee

     The Board of Directors has established an Audit Committee currently comprised of Larry Leitner, Dr. Steven Gerber and Kenneth W. Brimmer. The Audit Committee operates under an Audit Committee Charter, adopted effective June 5, 2000. Each of the members of the Audit Committee is an independent director as defined by The Nasdaq Stock Market, Inc. listing standards.

     The Audit Committee of our Board of Directors is responsible for the selection and approving the compensation of the independent auditors, providing independent, objective oversight of our financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process.

     With respect to fiscal year 2003, the Audit Committee met four times with our independent auditors, Ernst & Young LLP. During these fiscal 2003 meetings, with and without management present, the Audit Committee reviewed and discussed the unaudited and audited financial statements with management and Ernst & Young LLP. Management represented to the Audit Committee that our fiscal 2003 financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards and the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also discussed with Ernst & Young LLP its independence and the matters described by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Based on the discussions with management and Ernst & Young LLP, the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP, the Audit Committee recommended to our Board that the audited financial statements for fiscal year 2003 be included in our Annual Report on Form 10-KSB for the year ended June 30, 2003, filed with the U.S. Securities and Exchange Commission.

Steven Gerber	Larry Leitner	Kenneth W. Brimmer

By The Audit Committee Of The Board Of Directors

Compensation of Directors

     Members of our Board of Directors receive no cash compensation for such service. No option grants have been made with respect to service in fiscal year 2003 and no cash compensation has been paid for fiscal 2003 service.

     For board service in fiscal year 2002, we followed our historical option-based compensation policy: each newly appointed or elected non-employee director will be granted a ten-year option, vesting over four years, for 20,000 shares of our common stock; each non-employee director will be granted a ten-year option for 3,000 shares of our common stock at the end of each year of service, vested as of the date of grant; and the Chairman of our Board of Directors will be granted an additional ten-year option for 1,000 shares of our common stock at the end of each year of service, vested as of the date of grant. All stock options will have an exercise price of the fair market value of our common stock on the date of grant. For service in fiscal year 2002, Mr. Brimmer and Dr. Cohn, our non-employee directors, were each granted an option to purchase 3,000 shares of our common stock at an exercise price of $0.43 per share and as the Chairman of the Board of Directors during fiscal 2002, Mr. Brimmer was granted an additional option for 1,000 shares of our common stock. These stock options were granted on December 10, 2002 at an exercise price equal to $0.43 per share, the fair market value of our common stock on the date of grant. All options to these non-employee directors during fiscal year 2002 were granted under the terms and conditions as described above consistent with our historical option-based compensation policy.

     In the future, each non-employee director will be granted a non-qualified five-year stock option to purchase 100,000 shares of our common stock for each year of service. This option will be granted at the commencement of each year and will vest in full on the first anniversary of the date of grant, provided that the director continues to serve as our director on such date. The first stock options to be granted to non-employee directors following the Unit Placement will have an exercise price of $0.25 per share. The exercise price of future stock option grants will be determined by our Board of Directors. If Proposal 2 or another proposal constituting the Amendment is not approved by our shareholders at the Annual Meeting or otherwise within 120 days of the closing date of the Unit Placement, then we will immediately adopt a Preferred Stock Option Plan, pursuant to which we will immediately grant each non-employee director options to purchase 8,333 shares of the Series A Preferred Stock for each year of service at an exercise price of $1.68 per share, subject to adjustment.

Executive Officers And Key Employees

     Set forth below is biographical and other information on our other executive officers and key employees. Information about Mr. Mark N. Schwartz, our Chief Executive Officer, Mr. Greg H. Guettler, our President, and Dr. Jay N. Cohn, our Chief Medical Consultant, may be found under the headings “Nominees for Election to the Board of Directors” and “Other Information Regarding Our Directors.”

Name	Age	Position

Charles F. Chesney, D.V.M., Ph.D., R.A.C	60	Executive Vice President and Chief Technology Officer

James S. Murphy	59	Senior Vice President, Finance and Administration and Chief Financial Officer

Stanley M. Finkelstein, Ph.D.	62	Chief Technical Consultant

     Charles F. Chesney, D.V.M., Ph.D., R.A.C. – Dr. Chesney served as our President and Chief Executive Officer from our inception in 1988 until January 1, 1996, when he became our Executive Vice President and Chief Technology Officer. He served on our Board of Directors from our inception in July 1988 until his resignation effective August 28, 2003. He also served as our Secretary from December 1988 to August 29, 2003. From 1978 until 1997, Dr. Chesney was a consultant to P-T Consulting Associates, Inc., a biomedical research, product development and consulting firm, which he owns. From 1984 to 1987, Dr. Chesney was employed by the 3M Company as Research and Development Manager for 3M/Riker Laboratories in its Pharmaceutical and Health Care Divisions. Dr. Chesney is the founder of and provided the management for a software systems firm which offers data base management systems to large drug and chemical companies. For more than 15 years he was employed by pharmaceutical firms in the field of drug safety and regulatory toxicology and pathology. He is the author of more than 35 scientific publications in the field of medical pathology, toxicology and cardiovascular physiology. Dr. Chesney is a member of more than 30 professional societies and has been engaged in new product research and development in the pharmaceutical, medical device and bio-technology industries since 1974. He is an inventor regarding some of our cardiovascular profiling technology and is named as such on more than 10 patents issued in the U.S. and in foreign countries. During 1991, Dr. Chesney became “Board Certified” in regulatory affairs (“R.A.C.”) by the Certification Board of the Regulatory Affairs Professional Society. Dr. Chesney holds the degree of Doctor of Veterinary Medicine from the University of Minnesota-St. Paul (1970) and a Ph.D. in Medical Pathology with a minor in Cardiovascular Physiology from the University of Wisconsin-Madison (1973).

     James S. Murphy – Mr. Murphy joined us as Vice President of Finance and Chief Financial Officer during May 1996. In March 2000, his title was changed to Senior Vice President, Finance and Administration and Chief Financial Officer. Mr. Murphy was Controller of Gaming Corporation of America from December 1992 through November 1995. From 1978 to 1988, he was a tax partner with Fox, McCue and Murphy, a certified public accounting firm located in Eden Prairie, Minnesota. From 1970 to 1978, Mr. Murphy was employed by Ernst & Ernst (currently named Ernst & Young LLP) with both audit (six years) and tax (two years) experience. Mr. Murphy currently serves on the Board of Directors of Lightning Rod Software, Inc. Mr. Murphy is a member of the American Institute of Certified Public Accountants as well as the Minnesota Society of CPAs. He holds a Bachelor of Science degree from Saint John’s University in Collegeville, Minnesota (1966) and a Master of Business Administration degree (M.B.A.) from the University of Minnesota (1968).

     Stanley M. Finkelstein, Ph.D. – Dr. Finkelstein is our Chief Technical Consultant. Dr. Finkelstein has been employed by the University of Minnesota since 1977, and is a Professor of Laboratory Medicine and Pathology in the Medical School. He has also been Associate Director of the Division of Health Informatics within the Department of Laboratory Medicine and Pathology since 1982. He served as Director of Graduate Studies for the graduate programs in Biomedical Engineering and Health Informatics for many years. Dr. Finkelstein is the author more than 130 scientific articles in professional journals and technical conference proceedings on subjects relating to arterial vascular compliance, pulmonary disease, medical informatics, telemedicine and data management. He has also presented data and information related to these subjects at more than 140 conferences and technical meetings. Dr. Finkelstein is a co-inventor of the technology used in our CardioVascular Profiling System Products. Dr. Finkelstein earned his Ph.D. in Electrical Engineering and Systems Science Bioengineering from the Polytechnic Institute of Brooklyn, located in Brooklyn, New York (1969).

Executive Compensation

     The following table sets forth the cash and non-cash compensation for the years indicated earned by or awarded to Greg H. Guettler, our President and our only other executive officers whose total cash compensation exceeded $100,000 (the “Named Executive Officers”) in fiscal year 2003.

Summary Compensation Table

				Long-Term Compensation
				Awards
		Annual Compensation
	Fiscal Year			Securities	All Other
Name and Principal Position	Ended June 30	Salary	Bonus	Underlying Options	Compensation

Greg H. Guettler	2003	$117,010	$—	150,000	—
President	2002	152,113	—	25,000	—
	2001	150,113	21,932	30,000	—
Charles F. Chesney	2003	117,010	—	150,000	—
Executive Vice President, Secretary	2002	152,113	—	25,000	—
and Chief Technology Officer	2001	148,562	20,872	30,000	—
James S. Murphy	2003	107,815	—	150,000	—
Senior Vice President, Finance and	2002	140,160	—	25,000	—
Administration and Chief Financial	2001	140,160	20,800	30,000	—
Financial Officer

     The following table provides information about stock option grants made during the fiscal year ended June 30, 2003 to each of the Named Executive Officers.

Option Grants In Fiscal Year 2003

	Number of	Percent of Total
	Securities	Options Granted to
	Underlying	Employees in Fiscal	Exercise or Base
Name	Options Granted	Year	Price ($/Share)	Expiration Date

Greg H. Guettler	150,000	27.4%	$0.18/share	5/29/2013
Charles F. Chesney	150,000	27.4%	$0.18/share	5/29/2013
James S. Murphy	150,000	27.4%	$0.18/share	5/29/2013

     The following table summarizes stock option exercises during the fiscal year ended June 30, 2003 and the total number of options held as of June 30, 2003 by the Named Executive Officers.

Aggregated Option Exercises in Fiscal Year 2003 and
Fiscal Year End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at June 30, 2003		at June 30, 2003(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Greg H. Guettler	—	—	349,428	30,000	$22,500	$0
Charles F. Chesney	—	—	517,474	15,000	22,500	0
James S. Murphy	—	—	308,124	0	22,500	0

(1)	The values have been calculated based on the closing sale price for our common stock as of June 30, 2003 of $0.33 per share (before payment of applicable income taxes).

Employment Agreements

     We do not yet have an employment agreement with Mr. Mark N. Schwartz, our Chief Executive Officer. In connection with the Unit Placement, we have agreed to enter into a one-year employment agreement with Mr. Schwartz to serve as our Chief Executive Officer and Chairman of the Board. We anticipate that the employment agreement with Mr. Schwartz will be finalized in the near term. Pursuant to the employment agreement, Mr. Schwartz will be provided a monthly salary of $6,000 cash. In addition, we will issue Mr. Schwartz $14,000 in equity-based compensation (common stock or Series A Preferred Stock) each month. During each of the first six months of the employment agreement, we will issue Mr. Schwartz 100,000 shares of our common stock. However, if Proposal 2 or another proposal constituting the Amendment is not approved on or before December 26, 2003, at the Annual Meeting or otherwise, we will issue Mr. Schwartz 8,333.33 ($14,000 divided by $1.68) shares of our Series A Preferred Stock for each month, instead of the common stock compensation described in the preceding sentence. During each of the last six months of the employment agreement, again depending upon whether or not Proposal 2 or a similar amendment is adopted, we will issue Mr. Schwartz either a number of shares of common stock equal to $14,000 divided by the average of the closing bid price for our common stock on each of the trading days during the preceding month or a number of shares of our Series A Preferred Stock determined by dividing $14,000 by the fair market value of the Series A Preferred Stock as such value is reasonably determined by our Board of Directors. [*Is this description, based on the PPM disclosure, still accurate?]

     On December 22, 1999, we entered into employment agreements with Charles F. Chesney, Greg H. Guettler and James S. Murphy, each with a two (2) year term. Charles F. Chesney serves as our Executive Vice President, Chief Technology Officer and until August 29, 2003, served as our Secretary. Greg H. Guettler serves as our President. James S. Murphy serves as our Senior Vice President, Finance and Administration and Chief Financial Officer. These employment agreements have expired by their terms and, therefore, such employees are employed at-will by us.

     On March 28, 2001, we entered into an employment agreement with E. Paul Maloney with a two (2) year term. Pursuant to the agreement, Mr. Maloney served as our Vice President, Engineering with a base salary of $140,000. As part of our cash conservation plan, Mr. Maloney agreed to receive half his salary in cash commencing December 23, 2002 through May 21, 2003. Mr. Maloney resigned as our Vice President, Engineering on May 21, 2003. The agreement contains non-compete and confidentiality provisions which prohibit Mr. Maloney from disclosing our confidential information and competing with us or soliciting our employees for a period of one year after the termination of his employment with us.

Certain Relationships And Related Transactions

     See “Change of Control” for a description of the Unit Placement and related transactions with our current officers, directors and director nominees.

     To facilitate our continued operations pending a closing of the Unit Placement, we obtained a total of $40,000 in the form of a $20,000 bridge financing loan on August 4, 2003 from each of Kenneth W. Brimmer, our Director, and James S. Murphy, our Senior Vice President, Finance and Administration, and Chief Financial Officer. On August 15, 2003, we obtained an additional $75,000 bridge financing loan from Dr. Jay N. Cohn, our director. The bridge financing loans were each evidenced by unsecured promissory notes (collectively, the “Bridge Financing Notes”). The Bridge Financing Notes accrued interest at the annual rate of 8% and were due on demand of the holder at any time after September 1, 2003. In connection with the Unit Placement, the principal amounts due under the Bridge Financing Notes were automatically converted into Units in the Unit Placement at the same rate as a cash investment.

     On June 11, 2001, we entered into an employment agreement with Ronald J. Cacicia with a one-year term. Under that agreement, Mr. Cacicia was to serve as our Vice President, Sales and Marketing and receive a base salary of $120,000. The agreement provided for increases to the base salary based upon performance, as well as bonus and incentive payments and the opportunity to receive stock options for the purchase of our common stock. Further, the agreement had non-compete and confidentiality provisions that prohibited Mr. Cacicia from disclosing our confidential information and from competing with us or soliciting our employees for a period of one year following the termination of the employment relationship. If the agreement was terminated without cause before the one-year term expired, we would be obligated to continue making base salary payments until the expiration of the agreement or for a period of six months, whichever is less. Upon a change of control which leads to termination of employment for reasons other than “for cause” or “good reason,” we would be obligated to pay a severance payment based upon the base salary. Mr. Cacicia ceased serving as our Vice President, Sales and Marketing effective August 15, 2001.

     On October 30, 1995, we entered into a four-year consulting agreement with Jay N. Cohn, M.D., a member of our Board of Directors. Dr. Cohn is also one of our founders and serves as our Chief Medical Consultant and Chairman of our Scientific and Clinical Advisory Board. The agreement was cancelable for any reason by either us or Dr. Cohn upon 60 days prior notice. Under the terms of the agreement, we agreed to grant Dr. Cohn nonqualified stock options to purchase 449,265 shares, which are exercisable for a period of ten years at an exercise price of $1.70 per share, to serve as clinical liaison and spokesman for our arterial compliance technology and to use his best efforts to forward the research, clinical penetration and marketing of our Products. All of the shares underlying these options have been fully vested.

     On August 28, 1998, our Board of Directors agreed to amend Dr. Cohn’s consulting agreement. Under the amended consulting agreement, Dr. Cohn performed marketing, sales and public relations activities. As consideration for such additional services, we granted to Dr. Cohn an option to purchase 100,000 shares of common stock under our 1998 Stock Option Plan, with an exercise price equal to $3.656 per share (which was the fair market value of the common stock on the date of grant). The option vested in three equal annual installments commencing on the date of grant. The consulting agreement was extended through August 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC.

     Based solely upon a review of Forms 3, 4 and 5, we believe that, during the fiscal year ended June 30, 2003, our directors and officers, and persons who beneficially own more than 10% of our common stock, complied with all applicable filing requirements, with the following exceptions: Dr. Cohn and Mr. Brimmer each filed one Form 4 late with respect to options granted to them on December 10, 2002.

PROPOSAL 2: AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE
AUTHORIZED COMMON STOCK

General

     Our Articles of Incorporation currently contain an authorization of 25,000,000 shares of common stock. The Board of Directors recommends shareholder approval of an amendment to our Articles of Incorporation increasing to 150,000,000 shares the authorized common stock.

     Article III of our Articles of Incorporation, as amended to date, establishes the aggregate number of shares which the Company is authorized to issue as 30,000,000, of which 25,000,000 are designated as common stock and 5,000,000 are designated as preferred stock. If Proposal 2 is approved by our shareholders, Article III would be amended to increase the aggregate number of shares which we are authorized to issue by 125,000,000 shares (from 30,000,000 to 155,000,000), all of which increase would be designated as common stock, resulting in a total of 150,000,000 authorized shares of common stock. The number of authorized shares of preferred stock would remain unchanged.

Purposes and Effects of the Amendment

     Immediately following the completion of the Unit Placement and the closing of the Conversion Agreement, the total number of shares of our common stock issued and outstanding was 22,938,890, the total number of shares reserved for issuance was 2,016,678 and the total number of shares to be reserved for issuance in connection with the Unit Placement was 47,908,673. Thus, we have substantially insufficient shares of common stock authorized to allow for the reservation and issuance of all shares of common stock underlying the Series A Preferred Stock and the common stock purchase warrants components of the Units. Investors in the Unit Placement will not be able to convert or exercise, respectively, any of the Series A Preferred Stock or common stock purchase warrants, until such time as our shareholders approve an amendment to our Articles of Incorporation increasing the number of shares of common stock authorized.

     We agreed to obtain the approval of our shareholders of the Amendment – that is, an increase in the total number of our authorized shares of common stock to at least 150,000,000 shares, or such other number as may be sufficient to allow for the reservation of all of the shares of common stock underlying each outstanding security convertible or exercisable for, or exchangeable into, common stock – within 120 days of the final closing of the Unit Placement, that is on or before December 26, 2003. If this Proposal 2 or another proposal constituting the Amendment is not approved by our shareholders at the Annual Meeting or otherwise on or before December 26, 2003, the following events will occur:

–	We have authorized a twelve-to-one forward stock split of the Series A Preferred Stock and a proportional increase in the authorized Series A Preferred Stock, which will become effective immediately and automatically;

–	The common stock purchase warrants issued in the Unit Placement shall automatically convert to the right to purchase one-twelfth (1/12) of one share of the Series A Preferred Stock, and the exercise price of each share issuable upon exercise of such warrants shall automatically increase by a multiple of 12;

–	The registration rights relating to the common stock sold or underlying other securities sold in the Unit Placement will become registration rights with respect to the Series A Preferred Stock;

–	The Series A Preferred Stock will accrue a cumulative and compounding dividend, payable in arrears, equal to 11% per year from the date of issuance to the date of payment; and

–	All common stock-based compensation payable to Mr. Mark N. Schwartz, our Chief Executive Officer, and our non-employee directors will instead be payable in shares of Series A Preferred Stock.

     If effected, this forward stock split, automatic conversion of the common stock warrants into warrants to purchase Series A Preferred Stock and common stock-based compensation change would result in the Series A Preferred Stock shareholders having substantially increased control of us, as each share of the Series A Preferred Stock has voting rights equivalent to 12 shares of common stock, resulting in additional dilution and dilution of voting power to the holders of our common stock. Further, to the extent the Series A Preferred Stock becomes more attractive to investors as a result of the registration rights and dividend preference, the value of our common stock could be depressed. See “Change of Control—Lack of Authorized Common Stock and Approval of the Amendment” for additional information regarding the lack of authorized common stock and the implications of the adoption or rejection of this Proposal 2.

     The additional common stock for which authorization is sought would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the common stock presently issued and outstanding. Pursuant to the Shareholders’ Agreement entered into by Investors in connection with the Unit Placement, Investors participating in the Unit Placement have certain preemptive rights as described at “Change of Control — Unit Placement Documents.” Other than such rights and restrictions under the Shareholders’ Agreement, any additional common stock would not (and the common stock presently issued and outstanding does not) entitle the holders thereof to preemptive rights to subscribe for or purchase additional shares of our common stock or to cumulative voting for the election of our directors.

     Except for shares reserved or to be reserved for the issuance of shares of common stock underlying the Series A Preferred Stock and the common stock purchase warrants components of the Units as noted above, we have no agreements or understandings concerning the issuance of any additional common stock. However, our Board of Directors believes that the increased authorization of common stock is advisable at this time both in order to avoid the adverse consequences to us of the failure to adopt this Proposal 2 and so that shares will be available for issuance in the future on a timely basis if such need arises in connection with stock splits or dividends, financings, acquisitions or other corporate purposes. This will enable us to take advantage of market conditions, the availability of favorable financing, and opportunities for acquisitions, without the delay and expense associated with convening a special shareholders’ meeting.

     Unless required under Minnesota law or our Articles of Incorporation or the rules of any stock exchange on which our common stock may in the future be listed (our common stock is not currently listed on any exchange), our Board of Directors will be able to provide for the issuance of the additional shares of common stock without further action by our shareholders and no further authorization by the shareholders will be sought prior to such issuance.

     Although not designed or intended for such purposes, the effect of the proposed increase in the authorized common stock might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of us and the removal of management, which shareholders might otherwise deem favorable. The authority of our Board of Directors to issue common stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of us because the issuance of additional common stock would dilute the voting power of the common stock and preferred stock then outstanding. Our common stock could also be issued to purchasers who would support our Board of Directors in opposing a takeover bid which our Board determines not to be in our best interests and those of our shareholders.

     In addition to the proposed amendment, our Articles of Incorporation and Bylaws currently contain provisions approved by our shareholders that may have the effect of discouraging certain types of tender offers and other transactions that involve a change of control of us. Our Directors are elected for three-year staggered terms and cumulative voting in the election of our Directors is prohibited. Our Articles of Incorporation provide that the vote of a majority of the outstanding shares of our capital stock, voting together as a single class, is required to remove such director for cause, or at least 80% of the outstanding shares for removal other than for cause. The affirmative vote of the holders of a majority of the voting power of the shares represented and entitled to vote at a duly held meeting is required to amend provisions of the Articles of Incorporation relating to the staggered terms and the removal of our Directors. The overall effect of the foregoing provisions, together with the ability of our Board of Directors to issue additional common stock, may be to delay or prevent attempts by other persons or entities to acquire control of us without negotiations with our Board of Directors.

PROPOSAL 3: RATIFICATION OF THE 2003 STOCK PLAN

General

     On      , 2003, our Board of Directors adopted the Hypertension Diagnostics, Inc. 2003 Stock Plan (the “2003 Plan”), contingent upon the adoption of Proposal 2 and subject to ratification by our shareholders. Its purpose is to enable us to retain and attract key employees, consultants, members of our Advisory Board and directors who will contribute to our success by their ability, ingenuity and industry, and to enable such individuals to participate in our long-term success and growth by giving them a proprietary interest in us.

     The 2003 Plan authorizes the grant of stock options, stock appreciation rights, restricted stock and deferred stock covering up to a total of 4,000,000 shares of common stock and 6,000,000 shares of Series A Preferred Stock to key employees, consultants, members of our Advisory Board and directors and also provides for ongoing automatic grants of stock options to non-employee directors. The last reported sales price of our common stock on the OTC Bulletin Board on [September 19, 2003] was [$0.51]. Other than the automatic annual grants to non-employee directors (as described in more detail below), the number and type of awards that will be granted under the 2003 Plan are not determinable as our Board (as described below) will make such determinations in its discretion.

Summary of the Plan

The principal features of the 2003 Plan are summarized below.

     Shares Available Under 2003 Plan. The maximum number of shares that are reserved and available under the 2003 Plan for awards is 4,000,000 shares of common stock and 6,000,000 shares of Series A Preferred Stock (subject to possible adjustment in the event of stock splits or other similar changes in outstanding common stock or Series A Preferred Stock, respectively). Shares covered by expired or terminated stock options and stock appreciation rights, and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the 2003 Plan.

     Eligibility and Administration. Our officers and other key employees, who are responsible for or contribute to our management, growth and/or profitability of our business, as well as consultants and non-employee directors, are eligible to be granted awards under the 2003 Plan. The 2003 Plan is administered by the Board or, in its discretion, by a committee of not less than three disinterested persons who are defined in the 2003 Plan (the “Committee”) appointed by the Board of Directors. The term “Board” as used in this section refers to our Board of Directors or if our Board has delegated its authority, the Committee. The Board has the power to make awards (including awards to non-employee directors in addition to the annual automatic grant to such directors), determine the number and the class (common or preferred) of shares covered by each award and other terms and conditions of such awards, interpret the 2003 Plan, and adopt rules, regulations and procedures with respect to the administration of the 2003 Plan. The Board may delegate its authority to our officers for the purpose of selecting key employees who are not our officers to be participants in the 2003 Plan. As of      , 2003, there were approximately      persons who were eligible as a class to be selected by the Board to receive awards under the 2003 Plan.

     The 2003 Plan provides that each non-employee director will be granted a non-qualified five-year stock option to purchase 100,000 shares of our common stock each year. Currently, our Board of Directors includes five such non-employee directors. This option will be granted immediately following the annual shareholders meeting at the fair market value at that time and will vest in full on the first anniversary of the date of grant, provided that the director continues to serve as our director on such date. The first stock options to be granted to non-employee directors under the 2003 Plan as of the effective date of the 2003 Plan will have an exercise price of $0.25 per share.

     Stock Options. The Board may grant stock options that either qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended (“Code”) or are “non-qualified stock options” in such form and upon such terms as the Board may approve from time to time. Stock options granted under the 2003 Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or, in the Board’s discretion, by tendering promissory notes or previously acquired common stock. The optionee may elect to pay all or part of the option exercise price by contracting with a broker for the broker to advance the exercise price and then to sell sufficient shares after the date of issue to satisfy the exercise price advanced by the broker, and by having us withhold upon exercise of the option a number of shares with a fair market value equal to the minimum income tax withholding, if any, upon the exercise of the option. No incentive stock option shall be transferable by the optionee or exercised by anyone else during the optionee’s lifetime, but non-qualified stock options may be transferred to an immediate family member or a trust or limited partnership established for the sole benefit of such immediate family members, or incident to a divorce order.

     Stock options may be exercised during varying periods of time after a participant’s termination of employment, dependent upon the reason for the termination. Following a participant’s death, the participant’s stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee’s legatee for a period of three years (or such shorter or longer period as the Committee shall specify at or after the date of grant) or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability. If the participant retires, the participant’s stock options may be exercised to the extent they were exercisable at the time of retirement or for a period of three years (or such shorter or longer period as determined by the Board at the time of retirement) from the date of retirement or until the expiration of the stated term of the option, whichever is less. If we involuntarily terminate the participant without cause (including the participant’s retirement) the participant’s options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant’s employment is terminated for cause or if the participant voluntarily resigns of any reason other than retirement, the participant’s stock options immediately terminate. The Board for particular options may reduce or more extend these exercise periods. The Board may, in its discretion, accelerate the exercisability of stock options that would not otherwise be exercisable upon death, disability or other termination of employment.

     No incentive stock options shall be granted under the 2003 Plan after      , 2013. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000 (based on the exercise price at the time of grant). The exercise price under an incentive stock option may not be less than 100% of the fair market value of the stock (common or preferred) on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of our stock, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 2003 Plan may not be less than 50% of the fair market value of the stock (common or preferred) on the date of grant.

     Pursuant to a limitation in the 2003 Plan, no eligible person may be granted any stock options, stock appreciation rights, restricted stock and deferred stock for more than 750,000 shares of common stock and shares of Series A Preferred Stock in the aggregate during any fiscal year. This limitation is included pursuant to Section 162(m) of the Internal Revenue Code, which provides a $1 million limitation on the compensation of certain executive officers that is deductible by us for federal income tax purposes. The limitation on stock options granted to an individual during any fiscal year is intended to preserve our federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 2003 Plan. Restricted stock, deferred stock and stock appreciation rights will also qualify for exclusion from the $1 million limitation to the extent that the grant or vesting of the stock is conditioned on us achieving certain financial or business goals established in advance and administered by the Board or the Committee consisting of outside directors.

     Restricted Stock. The Board may grant restricted stock awards that result in shares of stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Board. The Board may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of restricted stock awards need not be the same with respect to each recipient. We will hold the restricted stock in custody until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Board requires such dividends and distributions to be held by us subject to the same restrictions as the restricted stock.

     Stock Appreciation Rights. The Board may grant stock appreciation rights, either in connection with stock options or independent of stock options. A stock appreciation right represents the right to receive the appreciation in the value of our stock from the date of grant of the right until the exercise of the right, similar to a stock option. The right to receive the stock appreciation can be conditioned on the attainment of specified performance goals or service requirements. The value of the appreciation is paid to the participant in the form of shares of our stock (common or preferred) or cash at the discretion of the Board. Unlike an option, the participant does not have to pay the exercise price in order to receive the appreciation in the value of our stock. The Board may provide that the exercise of a stock appreciation right will reduce the number of shares that may be issued upon the exercise of a stock option issued in connection with the stock appreciation right.

     Deferred Stock. The Board may grant deferred stock to participants, which represents the right to receive shares at a predetermined date in the future. The Board may condition the receipt of deferred stock upon the achievement of specific performance goals or service requirements. Deferred shares are not considered to be outstanding during the deferral period, and therefore no dividends are paid with respect to such shares nor is the participant entitled to vote or exercise any other rights as a shareholder with respect to such shares.

     If a participant terminates employment during the period of the restrictions or prior to the end of the performance period, all shares still subject to restrictions or performance goals will be forfeited and returned to us subject to the right of the Board to waive such restrictions in the event of a participant’s death, total disability, retirement or under other circumstances in which the Board determines that the waiver would be in our best interests.

     In the event of a change in control of us, stock options do not immediately vest and become exercisable, and restriction on restricted stock or deferred stock do not lapse, except to the extent provided in the agreement covering the grant or a separate agreement, such as an employment agreement. A change in control of us includes the sale of stock or the sale of assets if, following such transaction, our shareholders do not control at least 50% of the acquiring entity, or there is a change in the composition of the Board in which more than a majority of members elected were not nominated by the then current directors. In the event of a change in control, or a merger, consolidation, liquidation or dissolution, the Board may require that any outstanding awards be paid in cash in cancellation of the participant’s rights, which may include that portion of the award that has not yet vested, or may provide for substitute awards under a plan of the acquiring entity, if any, or for the immediate exercise of any options and the cancellation of any unexercised options at the time of the transaction.

Federal Income Tax Consequences

     Stock Options. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the “Applicable Holding Periods”), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. We are entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. Under current law, net capital gains are taxed at a maximum federal rate of 15% while compensation income may be taxed at higher federal rates.

     An optionee generally will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. We are entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

     Restricted Stock. The grant of restricted stock should not result in immediate income for the participant or in a deduction for us for federal income tax purposes, assuming the shares are nontransferable and subject to restrictions which would result in a “substantial risk of forfeiture” as intended by us and as defined in applicable Treasury regulations. If the shares are transferable or there are no such restrictions, the participant will realize compensation income upon receipt of the award. Otherwise, a participant generally will realize taxable compensation when any such restrictions lapses. The amount of such income will be the value of the common stock on that date less any amount paid for the shares. In the case of stock appreciation rights and deferred shares, the participant generally will realize taxable compensation at the time the shares are actually issued in satisfaction of the stock appreciation rights or the obligation to issue deferred shares. Dividends paid on the common stock and received by the participant during the restricted period also will be taxable compensation income to the participant. In any event, we will be entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. A participant may elect, under Section 83(b) of the Code, to be taxed on the value of the stock at the time of award. If the election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and we are entitled to a corresponding deduction.

     Withholding. The 2003 Plan requires each participant, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant, to pay to us any federal, state or local taxes required by law to be withheld with respect to the award. We shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any award under the 2003 Plan, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing us to retain from the number of shares of our stock which would otherwise be deliverable to the participant, or (ii) delivering to us from shares of our stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. In that case, we would pay the tax liability from our own funds.

Further Information

     A copy of the 2003 Plan can be obtained by writing to our Chief Financial Officer at the address indicated on this Information Statement.

PROPOSAL 4: APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP has served as our independent auditors since 1997. The Audit Committee of our Board of Directors has again recommended                    to serve as independent auditors for fiscal year 2004. Although it is not required to do so, our Board of Directors desires to submit the appointment of                    for shareholder approval at the Annual Meeting.

     A representative of                    is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions.

     If a majority of shares of our common stock is not voted to approve the appointment of                   , our Board of Directors will reconsider its selection.

Audit Fees

     The aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for the year ended June 30, 2003 and the reviews of the financial statements included in our Forms 10-QSB for fiscal year 2003 were $41,000.

All Other Fees

     Other than those fees listed above, the aggregate fees billed to us by Ernst & Young LLP for fiscal year 2003, none of which were financial information systems design and implementation fees, were $11,400 for audit-related services such as statutory filings and accounting consultations and $2,355 for tax consultations. Our Audit Committee has determined that the non-audit services performed by Ernst & Young LLP are not incompatible with Ernst & Young LLP maintaining its independence with respect to us.

OTHER INFORMATION

Annual Report

     Our Annual Report for the fiscal year ended June 30, 2003, which includes our Annual Report on Form 10-KSB, as filed with the U.S. Securities and Exchange Commission, accompanies this Notice of Annual Meeting and Information Statement. A copy of our Form 10-KSB Annual Report, excluding exhibits, as filed with the U.S. Securities and Exchange Commission, may be obtained by our shareholders without charge upon written request to our Chief Financial Officer at the address indicated on this Information Statement.

Other Matters

     As of the date of this Information Statement, management knows of no other matters that may come before the Annual Meeting.

By Order of the Board of Directors,

Mark N. Schwartz Chairman of the Board of Directors and Chief Executive Officer